EXHIBIT 10.1

PRIVATE / CONFIDENTIAL Samuel Poletti [address]
Amrize Ltd Grafenauweg 8 CH - 6300 Zug

Employee	Employer

Zug, August 24, 2026

Contract of Employment

Dear Sam

We are pleased to confirm herewith our mutual agreement regarding your employment as follows.

1.	Effective Date, Duration & Years of Service
This Contract of Employment comes into effect on August 24, 2026 (the "Effective Date").

This Contract of Employment replaces the existing employment contract between you and the Employer.

This Contract of Employment is concluded for an unlimited period and can be terminated according to the termination clauses stated below.

If any rights or obligations under this contract are based on years of service, your time worked at any other Amrize Group company will be counted towards your total years of service with the Employer. Your official seniority date is October 1, 2007.

2.	Function
You are appointed as Chief Financial Officer and member of the Executive Committee of the Amrize Group. Your appointment is subject to the approval of the Board of Directors of the Employer.

You shall dedicate full working capacity to the Employer and the Amrize Group. You shall devote as much time to the performance of the duties hereunder as shall be necessary and adequate. Overtime work performed is fully compensated by the Annual Base Salary as set forth under clause 4.1.

You will report to the CEO of Amrize Ltd and, on his instruction, to the Board of Directors of Amrize Ltd and its Chairperson. The CEO of Amrize Ltd shall supervise you. Your functions and responsibilities are determined by the Organizational Rules, approved by the Board of Directors of Amrize Ltd and as amended from time to time, and as determined by the Board of Directors of Amrize Ltd or the CEO from time to time.

As a member of the Executive Committee, you are obliged to take on official functions (e.g., membership on a Board of Directors, management position) in certain Amrize Group companies. Any paid or unpaid activity for or on behalf of any company or companies outside of the Amrize Group requires the Employer's prior written approval.

3.	Place of Work
Your place of work remains Grafenauweg 8, 6300 Zug, Switzerland, or any other place where the Amrize Group operates, as directed by the CEO of Amrize Ltd.

You may be required to travel for business purposes or work remotely, as necessary.

4.	Compensation and Benefits

4.1.	Annual Base Salary
Your Annual Base Salary is USD 725.000,00 gross (100%-base).

For Swiss payroll purposes, this amount is converted to CHF using the FX rate applicable on the Effective Date. The conversion rate will be reviewed and adjusted annually as of January 1, and additionally whenever your Base Salary is adjusted, in each case using the FX rate applicable on the relevant date.

It is paid pro rata from the effective date and will be paid in twelve monthly instalments by bank transfer at the end of each calendar month.

Your Annual Base Salary for subsequent years may be reviewed once a year, taking into account in particular the financial results of the Employer and the Amrize Group, the Employee’s performance, the economic environment, as well as the general level of compensation in other comparable companies.

You are not entitled to any increase of the Annual Base Salary.

4.2.	Annual Bonus Plan (Short-Term Incentive Plan – STI)
You are eligible to participate in the Annual Bonus Plan. The target bonus opportunity is set as a percentage (100%) of your Annual Base Salary and is determined annually at the Employer's discretion.

The specific terms, including eligibility criteria, payout mechanisms, performance metrics, and other conditions, are outlined in the Annual Bonus Program, which is subject to review and modification at the Employer's sole discretion.

4.3.	Long-Term Incentive Plan (LTI – Equity-Based Compensation)
In addition, you are eligible to participate in the Long-Term Incentive Plan, which is designed to align key employees with the Employer's long-term growth objectives. The LTI may be granted in the form of restricted shares, stock options, or performance-based equity awards.

The specific details, including vesting schedules, performance conditions, award types, and settlement provisions, are outlined in the LTI Program. Participation in the LTI program does not imply any right to continued employment or future grants.

4.4.	General Terms & Legal Framework
You are aware and hereby agree that the above Annual Bonus Plan and Long-Term Incentive Plan can be amended at any time by the Compensation Committee or the Board of Directors of Amrize Ltd.

Any Annual Bonus or Long-Term Incentive granted does not constitute a contractual entitlement, nor shall any past payments be taken as a precedent for future payments. The applicable terms, conditions, and performance criteria are set out in the respective Annual Bonus Program and Long-Term Incentive Program documents, which are subject to periodic review and updates at the Employer's discretion. Any awards under these plans are subject to tax and social security contributions in accordance with applicable laws and regulations.

4.5.	Car Allowance
You are entitled to a car allowance in the annual amount of CHF 26.000,00 gross (100% base) which will be paid out in monthly instalments together with the Annual Base Salary. With this flat rate, all claims for the use of the car are covered and no further claims can be made.

4.6.	Flat Rate Expense Allowance
You are eligible for an Annual Flat Rate Expense Allowance of CHF 24.000,00 net (100% base), which is attributed to reimburse and to cover expenses. The payment of this lump sum is made monthly pro rata together with the salary payment. Please note that payment of this lump sum means that certain expenses cannot be reclaimed. Details can be found in the Supplementary Expense Regulations.

This amount is no longer paid in net during a garden leave.

4.7.	Holcim Pension Fund / Holcim Supplementary Pension Fund (HPF / HSPF)
Additionally, you will remain a member of the Holcim Pension Fund and the Holcim Supplementary Pension Fund. The conditions of the Holcim Pension Fund and Holcim Supplementary Pension Fund are outlined in the respective regulations. All necessary payments in connection with joining the Pension Fund are to be borne by you as outlined in the respective regulations.

4.8.	Deductions and Contributions
The Employer will deduct from your gross Annual Base Salary, as well as from any compensation under any bonus or incentive plan and the allowances the applicable contributions to domestic and foreign social security schemes, pension schemes and insurances, as prescribed by law, regulations or agreements. Moreover, domestic and foreign withholding taxes, if any, payable by you in accordance with the respective laws and regulations, will be deducted before payout. Allowances stated in net amounts shall be grossed up to account for deductions for contributions to social security schemes.

4.9.	Shareholder Approval
Any compensation (including allowances and fringe benefits) to be paid under this Contract of Employment is, to the extent required by applicable Swiss laws and the Articles of Incorporation of the Employer, subject to approval by the general meeting of shareholders of the Employer (General Meeting).

You accept that in case your compensation is affected by a non-approval of the General Meeting, the compensation might be reduced, and you agree that any such reduction will not give you reason to terminate the employment with immediate effect (fristlose Kündigung).

You further agree that in case the General Meeting does not approve the aggregate compensation of the Executive Committee of Employer and the Employer pays out an interim compensation, any such compensation is paid or granted on a conditional basis and will, upon first request by the Employer, be deemed forfeited and has to be paid back if the General Meeting later only approves an amount that is lower than what has been paid out already on a pro rata basis.

5.	Non-Competition (and Non-Solicitation)
As you will have access to the clientele and to manufacturing and business secrets of the Employer and the Amrize Group, you agree by signing this Contract of Employment that during the term of this agreement and during a period of 12 months following the termination of your employment with the Employer, you shall refrain from any activity in any territory where the Employer and the Amrize Group or any of its subsidiaries or affiliates have operations that competes with the business of the Employer and the Amrize Group, in particular in the field of the development, manufacturing, marketing and distribution of building materials, systems and solutions, in particular in the areas of roofing, insulation, adhesives, sealants, ready-mix concrete, cement-based and other construction-related products, for residential, commercial or industrial building applications, primarily in the North American market, and you shall not solicit or endeavour to entice away any other employee or person engaged or employed by the Employer and the Amrize Group for your own business or the business of any other person. In particular, you undertake

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not to participate, directly or indirectly, financially or otherwise in any enterprise (other than as a shareholder of up to 5% of its issued shares for the purposes of investment only) which develops, manufactures, offers, or distributes products, or provides services similar to those of the Employer and the Amrize Group or which otherwise competes with the business of the Employer and the Amrize Group;

-	not to be active, fully or partially, for such an enterprise, be it as an employee, representative, adviser or otherwise;

-	not to directly or indirectly establish such an enterprise;

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not to directly or indirectly solicit or employ other employees of the Employer and the Amrize Group or in any other way enter into an agreement with such employees for the benefit of himself or a third party.

You shall for each violation of the covenants set forth in this clause pay to the Employer an amount corresponding to the Annual Base Salary effective at the time of violation as liquidated damages (Konventionalstrafe) plus such additional damages as may be incurred by the Employer. The payment of this sum shall not operate as a waiver of the above obligations. The Employer shall, in addition to all other damages, be entitled to obtain a court's order for specific performance (Realexekution), as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation.

By signing this Contract of Employment, you confirm that this non-competition-clause is reasonable in duration, scope, and geography and does not impose an undue burden on your ability to earn a livelihood.

6.	Termination of Employment

This Contract of Employment may be terminated by either party giving notice (handwritten or electronic signature) at the end of the month following a notice period of twelve (12) months.

The right to a termination with immediate effect is reserved and subject to Art. 337 CO.

Your employment will automatically end without the need for termination notice upon reaching the statutory retirement age as defined by the Swiss Old Age and Survivors’ Insurance (AHV/AVS) regulations. No severance or compensation will be owed in connection with this automatic termination, except for any statutory or contractual entitlements accrued up to your final working day.

During the notice period, you shall be entitled to continued payment of the Annual Base Salary and, pursuant to and subject to the applicable plan rules, continued bonus payments.

In the event that the Employer, in its sole discretion, releases you from your duty to work during the termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements shall be taken during such Garden Leave Period and shall be, in any event, deemed to be compensated and taken during such period. Consequently, vacation days will not be paid out.

Any deviations from this provision must be agreed upon in writing between the parties.

7.	Vacation
The Employee shall be entitled to up to 25 working days of vacation until and including the age of 49, and 30 working days of vacation as of the age of 50, per calendar year in accordance with the Employer's Employment Regulations, unless the Board of Directors of the Employer determines otherwise from time to time. The Employee is required to take all annual vacation during the calendar year during which they occur.

8.	Confidentiality
In conjunction with your employment with the Employer, the Employer has disclosed to you, and you have observed, or come in contact with certain confidential marketing, financial, technical or other information and technology that are the property of the Company, and/or the subsidiaries and affiliates of the Employer or the Amrize Group.

You hereby agree to hold Confidential Information (as defined below) in strict confidence and not to disclose it to any third party, use it for your own purposes or for any purposes other than those of the Employer or, through any failure to exercise due care and diligence, cause any unauthorized disclosure of It, either during the term of your employment or after its termination, unless specifically authorized in writing by the Employer.

You hereby irrevocably undertake that upon termination of your employment with the Employer you will hand over to an authorized representative of the Employer all written, graphic, computerized or electronic material comprising or containing any Confidential Information subject to the obligation of confidence hereunder, and that you will not retain any copies.

For the purposes of this clause, "Confidential Information" shall mean details of suppliers, agents and distributors and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), business plans, strategic plans, regulatory results or plans, any proposals relating to the acquisition or disposal of the whole or part of a company or business or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, Inventions, secret processes, designs, formulae and product lines, any information which you are told is confidential and any information treated as confidential by the Employer and any information which has been given to the Employer or any entity within the Amrize Group in confidence by customers, suppliers or other persons. Notwithstanding the foregoing, Confidential Information shall not include any information which is, or subsequently may become, generally available to the public as a matter of record through no action or fault of yours.

9.	Data Protection
Subject to the Swiss Federal Act on Data Protection ("DPA") and Swiss employment law, you consent to the Employer and the Amrize Group processing your personal data for the purposes of your employment, for administrative purposes and for the purposes of complying with applicable laws, regulations and procedures. In addition, you consent to the Employer and the Amrize Group processing sensitive personal data relating to you, for the purposes set out above. You further consent that the Employer and the Amrize Group processing may, when necessary for these purposes, make such data available to third parties such as its advisers, parties providing products and/or services to the Employer and the Amrize Group processing including, without limitation, IT systems suppliers, pension, benefits and payroll administrators, to regulatory authorities as required by law.

Subject to the DPA, the data which the Employer and the Amrize Group holds (including any sensitive personal data) may, for the purposes detailed In clause 9, be transferred to end among various subsidiaries or affiliates within the Amrize Group that are located in countries that do not have data protection legislation equivalent to the DPA and you consent to such transfer.

You agree that where, during your employment with the Employer, you process personal data (whether relating to prospective, current or future employees of the Employer and the Amrize Group at any time, clients or customers of the Company or any persons) you will comply at all times with relevant legislation.

10.	Return of Property
Upon the Employer's first request, but in no case later than at the end of your employment or the start of your garden leave, you shall return to the Employer all work products and data related to the Employer or the Amrize Group and the like regardless of the form in which they exist (including computer files, source codes and documentation). There is no right of retention.

You further acknowledge that it shall be forbidden to make any records or copies of such work products, of products and documents pertaining to the Employer or the Amrize Group, of contracts and correspondence for your private use or purposes unrelated to the performance of this Contract of Employment.

11.	Duty of Care and Loyalty
You shall diligently and carefully perform the work assigned to you and observe in good faith directives and specific instructions given to you. You acknowledge that this management function requires a higher degree of loyalty to the Employer and the Amrize Group. You are expected to invest your entire work to the benefit of the Employer and the Amrize Group and to refrain from any activities which could have an adverse effect on or conflict with the Employer's interests, the interests of the Amrize Group or your performance.

In case of any conflict between personal and the Employer's interests or the interests of the Amrize Group, you undertake to observe the Employer's interests or interests of the Amrize Group, in particular with respect to the exercise of a public office.

In particular, you agree that you shall not:

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directly or indirectly advise, serve as a president, member of the Board of Directors, employee, agent etc. or perform duties for another firm, person, company or another organization (against payment or without payment) without having been granted the prior written permission of the Employer;

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possess an equity investment of the voting capital or any other form of interest in any third company with which the Employer or any affiliate of the Employer has business relations or is in competition with;

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accept any payments, gifts, loans or other benefits in connection with your services under this Contract of Employment, except for usual complementary gifts of low value at the end of the year or at closing of a project to the extent permitted under the applicable policy of the Employer and the Amrize Group;

●	proceed to make private investments or build up business relations on your behalf and for own account which may compromise the interests of the Employer and its affiliates and/or the Amrize Group.

12.	Intellectual Property Rights
In conjunction with your employment with the Employer you generally acknowledge that nothing shall be construed to grant you as an individual any right or license under any intellectual property rights (including, without limitation, patents, trademarks, copyrights, trade names and proprietary information) of the Employer, the subsidiaries and affiliates of the Employer and the Amrize Group or any of its or their affiliates or subsidiaries.

All inventions and designs which you, solely or jointly with others, make or contribute to make while performing your activities for the Employer under this Contract of Employment, as well as creations, data, findings, works, computer-programs, marks, methods, documents and any other results of your performance under this Agreement (referred to collectively as: "Results"), belong exclusively to the Employer regardless of whether or not Results are protected under applicable laws and regulations. The Employer is free to modify and use such Results at its own discretion. You acknowledge and agree that in this respect you have a special responsibility to further the interests of the Employer. You are obliged to immediately notify in writing the Employer of any invention, design or other intellectual property made by you and its specifications.

You are not entitled to any remuneration other than Base Salary for the assignment and transfer of rights in Results provided for above, except for inventions or designs created by you while performing your employment activity, but not in execution of your contractual duties, for which the Employer shall pay you an appropriate consideration in accordance with Art. 332 para. 4 CO, unless the Employer notifies you within 3 months after the Company was informed of the invention/design by you that the Employer releases the invention/design for free exploitation by you. To the extent that work products (e.g., software, reports, and documentations) are protected by copyrights, you hereby assign to the Employer any and all rights related to such work products, particularly the copyright and any and all rights of use free of charge.

13.	Liquidated Damages (Konventionalstrafe)
You hereby undertake to pay to the Employer a contractual penalty in an amount equal to 100% of your Annual Base Salary effective at the time of violation for the breach of (i) the Non-Competition and Non-Solicitation Covenant (clause 5) or (ii) the Confidentiality Covenant (clause 8).

Payment of a contractual penalty does not release you from adhering to the non-competition obligation or the confidentiality obligation. In addition, you shall have to compensate the Employer for any damages and financial losses of the Employer or any other company of the Amrize Group directly arising out of or relating to such breach. As written above, the Employer also has the right to request you to immediately cease such breach and may seek court orders, including interim orders, prohibiting such breaches (Realexekution).

14.	Addenda
The following agreements form an integral part of your contract:

●	Employment Regulations
●	Annual Bonus Program
●	Holcim Pension Fund & Holcim Pension Fund Supplementary

15.	Amendments
Any amendments to this Contract of Employment, understanding or other agreement between yourself and Amrize or another company belonging to or associated with the Amrize Group are only valid providing the following conditions are fulfilled:

●	They are in text form; and

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They bear two handwritten and/or electronic signatures of signatories entitled to sign such amendment, understanding or other agreement pursuant to the regulations governing use of the company signature.

Amendments, understandings and other agreements which do not fulfil the aforesaid conditions are invalid.

16.	Applicable Law and Jurisdiction
This Contract of Employment shall be exclusively governed and construed in accordance with the substantive laws of Switzerland.

Any dispute arising out of or in connection with this Contract of Employment shall be submitted to the exclusive jurisdiction of the ordinary courts of the Canton of Zug.

17.	Employment Regulations
For all other details regulating the employment please refer to the Employment Regulations, which form an integral part of this Contract of Employment and which may be amended at any time at the sole discretion of the Employer. In particular the articles 4.4 - 4.6 Employment Regulations (duty to maintain confidentiality, work documents and outputs and fiduciary duty) form an integral part of the employment relationship.

We kindly ask you to confirm your agreement to the conditions of employment by counter-signing this Contract of Employment.

Yours sincerely

/s/ Jan Jenisch	/s/ Steve Clark

Jan Jenisch	Steve Clark
Group Chief Executive Officer	Chief People Officer

/s/ Julia Lucius

Julia Lucius
HR Director, Swiss Domicile

I, Samuel Poletti agree to the conditions contained in this contract:

Chicago 24 August 2026	/s/ Samuel Poletti

Place, date	Signature